Exhibit 99.2

Churchill Capital Corp X Completes Upsized $414 Million Initial Public Offering

NEW YORK, NY, May 15, 2025 /PRNewswire/ — Churchill Capital Corp X (the “Company”) announced today the closing of its upsized initial public offering of 41,400,000 units, which includes 5,400,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $414,000,000.

The Company’s units began trading on May 14, 2025 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “CCCXU.” Each unit consists of one Class A ordinary share of the Company and one-quarter of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “CCCX” and “CCCXW,” respectively.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and a simultaneous private placement of units, $414,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company was founded by Michael Klein, who is also the founder and managing partner of M. Klein and Company, LLC. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC, Attention: 65 East 55th Street, New York, New York 10022, by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

Registration statements relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Churchill Capital Corp X

info@churchillcapitalcorp.com

Steve Lipin / Michael Landau

Gladstone Place Partners

212-230-5930